EXHIBIT 99.1

Donegal Group Inc. Announces Second Quarter 2011 Results

  Net loss of $1.7 million for second quarter and net income of $512,000 for first six months of 2011
  Second quarter pre-tax results affected adversely by 11 catastrophe events that resulted in $13.1 million of losses and $3.2 million of reinsurance reinstatement premiums
  Statutory combined ratio1 of 108.7% for second quarter as total weather-related loss ratio rose 8.3 points
  15.2% increase in quarterly net written premiums to $117.9 million reflected benefits of acquisition activity and organic growth, partially offset by reinsurance reinstatement premiums
  9.1% increase in net investment income and $4.3 million in pre-tax realized investment gains

MARIETTA, Pa., July 29, 2011 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) today reported financial results for the second quarter of 2011.

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$ 104,991	$ 93,002	12.9%	$ 208,787	$ 184,374	13.2%
Investment income, net	5,421	4,969	9.1%	10,651	9,899	7.6%
Realized gains	4,316	1,965	119.6%	4,689	1,987	136.0%
Total revenues	117,054	101,525	15.3%	228,638	199,376	14.7%
Net (loss) income	(1,694)	1,740	N/A	512	1,974	-74.1%

Per Share Data
Net (loss) income – Class A	$ (0.07)	0.07	N/A	$ 0.02	0.08	-75.0%
Net (loss) income – Class B	(0.06)	0.06	N/A	0.02	0.07	-71.4%

Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc., noted, "A record-breaking number of tornado, hail and wind storms throughout the country resulted in billions of dollars in second-quarter losses for the property and casualty insurance industry. For the second quarter of 2011, we incurred $13.1 million of weather-related losses, after reinsurance, from 11 catastrophe events throughout our operating regions and an additional $7.4 million of weather-related losses from other storm systems that hit our operating regions. Those weather-related losses, in total, were twice the amount of weather-related losses we incurred in last year's second quarter and nearly triple our prior five-year average of $7.2 million for second-quarter weather losses.

"Despite the weather challenges of the quarter, we look favorably to the future and believe we have reason to anticipate improved future underwriting results, beginning in the second half of 2011. In particular, we expect to realize increased benefits from the contribution of Michigan Insurance Company, or MICO, now that much of the impact of acquisition accounting is behind us. Further, our results show that our casualty lines of business are performing well, and we continue to increase premium rates and implement various underwriting actions in lines of business where property losses have reduced our underwriting profitability in recent years."

"We remain focused on implementing key strategies to drive organic growth, including strengthening relationships with our existing agencies, appointing new agencies and making ongoing investments in our technology. We are maintaining our course and expect our strategy will generate positive earnings and book value growth in the future," commented Mr. Nikolaus.

The Company's book value per share was $14.97 at June 30, 2011, up from $14.86 at year-end 2010, due to higher net after-tax unrealized gains within the available-for-sale fixed maturity investment portfolio.

Insurance Operations

Donegal Group is an insurance holding company with insurance subsidiaries offering personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin). The insurance subsidiaries of Donegal Group conduct business together with Donegal Mutual Insurance Company as the Donegal Insurance Group.

	Three Months Ended June 30,
	Excluding MICO Premiums			Including MICO Premiums
	2011	2010	% Change	2011	2010	% Change
	(dollars in thousands)

Net Premiums Written
Personal Lines:
Automobile	$ 44,411	$ 43,444	2.2%	$ 47,721	$ 43,444	9.8%
Homeowners	21,447	22,441	(4.4)	23,438	22,441	4.4
Other	3,509	3,481	0.8	3,881	3,481	11.5
Total personal lines	69,367	69,366	0.0	75,040	69,366	8.2
Commercial Lines:
Automobile	10,511	9,982	5.3	11,773	9,982	17.9
Workers' compensation	10,883	9,137	19.1	13,600	9,137	48.8
Commercial multi-peril	13,871	12,909	7.5	15,678	12,909	21.5
Other	1,077	952	13.1	1,855	952	94.9
Total commercial lines	36,342	32,980	10.2	42,906	32,980	30.1
Total net premiums written	$ 105,709	$ 102,346	3.3%	$ 117,946	$ 102,346	15.2%

Net premiums written rose 15.2% in the second quarter of 2011, reflecting a 30.1% gain in commercial lines writings and an 8.2% increase in personal lines writings. The $15.6 million increase in net premiums written for the second quarter reflected:

  $12.2 million, or 12.0% of total net premiums written for the second quarter, related to MICO, which the Company acquired effective December 1, 2010. The acquisition of MICO resulted in increases of $6.5 million and $5.7 million, respectively, in the Company's commercial and personal lines net premiums written for the second quarter.
  $3.4 million in commercial lines premiums, excluding MICO premiums, representing 10.2% growth over commercial lines net premiums written in the second quarter of 2010.
  Personal lines premiums, excluding MICO premiums, did not change from the prior-year quarter. A $2.2 million increase in second-quarter reinsurance reinstatement premiums, which the Company's insurance subsidiaries were required to pay to reinstate their reinsurance coverage for the remainder of 2011, fully offset the benefit of higher premium rates.

	Six Months Ended June 30,
	Excluding MICO Premiums			Including MICO Premiums
	2011	2010	% Change	2011	2010	% Change
	(dollars in thousands)

Net Premiums Written
Personal Lines:
Automobile	$ 87,304	$ 84,670	3.1%	$ 94,010	$ 84,670	11.0%
Homeowners	39,234	39,122	0.3	42,876	39,122	9.6
Other	6,589	6,415	2.7	7,269	6,415	13.3
Total personal lines	133,127	130,207	2.2	144,155	130,207	10.7
Commercial Lines:
Automobile	20,791	19,365	7.4	23,104	19,365	19.3
Workers' compensation	22,391	18,858	18.7	28,551	18,858	51.4
Commercial multi-peril	27,282	25,065	8.8	30,927	25,065	23.4
Other	2,082	1,795	16.0	3,399	1,795	89.4
Total commercial lines	72,546	65,083	11.5	85,981	65,083	32.1
Total net premiums written	$ 205,673	$ 195,290	5.3%	$ 230,136	$ 195,290	17.8%

Mr. Nikolaus noted, "We are pleased with our organic growth in commercial lines in spite of the challenging market conditions. Our dual strategy to grow organically and by acquisition has been effective in driving the 32.1% growth in our commercial lines net premiums written for the first half of 2011."

Net premiums earned for the second quarter of 2011 increased 12.9%, reflecting increases in net premiums written during 2010 and 2011 that were partially offset by a $1.0 million amortization adjustment related to the MICO acquisition, as the Company described in its first quarter 2011 earnings announcement. The Company will amortize the remainder of the fair value adjustment, or approximately $500,000, by the end of 2011.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

GAAP Combined Ratios
Loss ratio (non-weather)	60.7%	62.7%	61.9%	63.8%
Loss ratio (weather-related)	19.5	11.0	13.4	10.3
Expense ratio	32.1	32.6	32.7	32.0
Dividend ratio	0.1	0.1	0.1	0.1
Combined ratio	112.4	106.4	108.1	106.2

Statutory Combined Ratios
Commercial lines	93.9%	88.9%	94.1%	97.1%
Personal lines	116.7	110.5	109.1	107.0
Total lines	108.7	103.7	103.9	103.9

GAAP underwriting ratios are calculated based on net premiums earned. As a result of the effect of the MICO acquisition accounting, the Company's GAAP underwriting ratios are not directly comparable to its prior-year ratios. The GAAP combined ratio was 112.4% for the second quarter of 2011, compared to 106.4% for the prior-year quarter.

The GAAP acquisition accounting adjustments did not affect the comparability of the Company's statutory ratios. The Company's statutory combined ratio was 108.7% for the second quarter of 2011, compared to 103.7% for the second quarter of 2010.   The Company's statutory loss ratio1 was 79.8% for the second quarter of 2011 including 19.3 points of weather-related losses, compared to 73.8% for the second quarter of 2010 including 11.0 points of weather-related losses. The improvement in the non-weather statutory loss ratio largely was due to fewer large fire losses during the second quarter of 2011. Both periods reflected modest favorable reserve development.

The Company's other underwriting expenses for the second quarter of 2011 included approximately $450,000 in non-deferrable costs of MICO for which the Company will recognize ceding commissions over the terms of the related policies. The Company's GAAP expense ratio reflected this additional expense. The Company's statutory expense ratio1 decreased slightly to 28.8% for the second quarter of 2011, compared to 29.8% for the second quarter of 2010. The Company attributes the slight decrease in its quarterly expense ratios to reduced underwriting-based incentives as a result of lower underwriting profitability.

Investment Operations

Donegal Group's investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company has invested 89.9% of its consolidated portfolio in diversified, highly rated and marketable fixed-maturity investments as of June 30, 2011.

	As of June 30, 2011		As of December 31, 2010
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$ 83,925	10.9%	$ 58,316	8.0%
Obligations of states and political subdivisions	429,768	55.7	449,481	61.7
Corporate securities	70,896	9.2	70,342	9.7
Residential mortgage-backed securities	108,820	14.1	90,473	12.4
Total fixed maturities	693,409	89.9	668,612	91.8
Equity securities, at fair value	14,501	1.9	10,162	1.4
Investments in affiliates	29,972	3.9	8,992	1.2
Short-term investments, at cost	33,560	4.3	40,776	5.6
Total investments	771,442	100.0%	728,542	100.0%

Average fixed-maturity yield	2.8%		2.9%
Average tax-equivalent fixed-maturity yield	3.9%		4.0%
Average fixed-maturity duration (years)	4.5		5.1

Net investment income increased by 9.1% for second quarter of 2011, reflecting the benefit of the additional investments the Company received as part of its acquisition of MICO in December 2010. Net realized investment gains were $4.3 million for the second quarter of 2011, resulting primarily from the previously planned periodic sales of a portion of the Company's holdings of an equity security that it obtained in an initial public offering and for which a selling restriction expired in April 2011. On an after-tax basis, net realized investment gains represented 11 cents per share of Class A common stock for the second quarter of 2011, compared to 5 cents per share of Class A common stock for the second quarter of 2010.  The Company had no impairments it considered to be other than temporary in its investment portfolio in the first six months of 2011 or 2010.

The Company repurchased 50,058 shares of Class A common stock during the second quarter of 2011. As previously announced, the Company's board of directors declared cash dividends payable August 15, 2011 of $.12 per share of Class A common stock and $.1075 per share of Class B common stock to stockholders of record as of the close of business on August 1, 2011.

Acquisition of Union National Financial Corporation

On May 6, 2011, the Company, Donegal Mutual and Donegal Financial Services Corporation ("DFSC") completed the acquisition of Union National Financial Corporation, a Lancaster County-based bank holding company with total assets of $448 million at December 31, 2010.  DFSC conducts its banking business through 13 Lancaster County branch offices under the name "Union Community Bank."

Conference Call

The Company will hold a conference call and webcast on Friday, July 29, 2011, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link in the Investors area of the Company's web site at www.donegalgroup.com. A replay of the conference call will also be available via the Company's web site.

About the Company

Donegal Group is an insurance holding company. The Company's Class A and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized "main street" property and casualty insurers, Donegal Group has grown profitably for more than two decades. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the industry in terms of service and profitability. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

Safe Harbor

The Company bases all statements contained in this release that are not historic facts on its current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Among the factors that could cause actual results to vary materially include: the Company's ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of the Company's insurance subsidiaries, business and economic conditions in the areas in which the Company operates, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, the Company's ability to integrate and manage successfully the companies it may acquire from time to time and other risks the Company describes from time to time in the periodic reports it files with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  You should read the Company's Form 10-Q when filed with the Securities and Exchange Commission for further information with respect to the Company's quarterly and year-to-date financial results.

1 Statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under statutory accounting practices prescribed by state insurance regulators. The statutory combined ratio is the sum of the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned; the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written and the statutory dividend ratio, which is the ratio of dividends to policyholders to premiums earned. The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended June 30,
	2011	2010

Net premiums earned	$ 104,991	$ 93,002
Investment income, net of expenses	5,421	4,969
Net realized investment gains	4,316	1,965
Lease income	235	229
Installment payment fees	1,873	1,360
Other income	218	--
Total revenues	117,054	101,525

Net losses and loss expenses	84,196	68,509
Amortization of deferred acquisition costs	16,628	16,146
Other underwriting expenses	17,092	14,183
Policyholder dividends	99	65
Interest	559	169
Other expenses	552	582
Total expenses	119,126	99,654

(Loss) income before income tax (benefit) expense	(2,072)	1,871
Income tax (benefit) expense	(378)	131

Net (loss) income	$ (1,694)	$ 1,740

Net (loss) income per common share:
Class A - basic and diluted	$ (0.07)	$ 0.07
Class B - basic and diluted	$ (0.06)	$ 0.06

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic and diluted	20,026,238	19,953,539
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 117,946	$ 102,346

Book value per common share at end of period	$ 14.97	$ 15.19

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Six Months Ended June 30,
	2011	2010

Net premiums earned	$ 208,787	$ 184,374
Investment income, net of expenses	10,651	9,899
Net realized investment gains	4,689	1,987
Lease income	467	456
Installment payment fees	3,706	2,660
Other income	338	--
Total revenues	228,638	199,376

Net losses and loss expenses	157,275	136,491
Amortization of deferred acquisition costs	33,620	32,161
Other underwriting expenses	34,539	26,816
Policyholder dividends	306	245
Interest	1,002	354
Other expenses	1,371	1,163
Total expenses	228,113	197,230

Income before income tax expense	525	2,146
Income tax expense	13	172

Net income	$ 512	$ 1,974

Net income per common share:
Class A - basic and diluted	$ 0.02	$ 0.08
Class B - basic and diluted	$ 0.02	$ 0.07

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic and diluted	20,019,481	19,942,153
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 230,136	$ 195,290

Book value per common share at end of period	$ 14.97	$ 15.19

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2011	2010
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 62,863	$ 64,766
Available for sale, at fair value	630,546	603,846
Equity securities, at fair value	14,501	10,162
Investments in affiliates	29,972	8,992
Short-term investments, at cost	33,560	40,776
Total investments	771,442	728,542
Cash	3,687	16,342
Premiums receivable	107,100	96,468
Reinsurance receivable	189,976	173,837
Deferred policy acquisition costs	36,360	34,446
Prepaid reinsurance premiums	106,382	89,366
Other assets	33,046	35,619
Total assets	$ 1,247,993	$ 1,174,620

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 402,742	$ 383,319
Unearned premiums	335,638	297,272
Accrued expenses	21,432	21,287
Borrowings under line of credit	54,500	35,617
Subordinated debentures	20,465	20,465
Other liabilities	30,548	36,557
Total liabilities	865,325	794,517
Stockholders' equity:
Class A common stock	207	207
Class B common stock	56	56
Additional paid-in capital	167,803	167,094
Accumulated other comprehensive income	13,620	8,561
Retained earnings	210,906	213,435
Treasury stock, at cost	(9,924)	(9,250)
Total stockholders' equity	382,668	380,103
Total liabilities and stockholders' equity	$ 1,247,993	$ 1,174,620
CONTACT: Jeffrey D. Miller, Senior Vice President &
         Chief Financial Officer
         Phone: (717) 426-1931
         E-mail: jeffmiller@donegalgroup.com